Exhibit 10.54

Baker Hughes, a GE company Stock Option Award Agreement For [●] (“Participant”)

1.Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes, a GE company 2017 Long-Term Incentive Plan (the “Plan”).

2.Grant of Option. The Committee of Baker Hughes, a GE company (the “Company”) has granted this Option (the “Option”) to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). The Option entitles the Participant to purchase from the Company [●] shares of Class A common stock of the Company, par value $0.0001 per share (“Share”) for a price per Share of $[●] (the “Exercise Price”) in accordance with the terms of this Award, the Plan, country specific addendums and any rules and procedures adopted by the Committee. The Option is a Non-Qualified Stock Option.

3.Exercisability and Expiration Date. Except as set forth below, one-third of the number of Shares subject to the Option, as reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services will become exercisable on each of the first, second and third anniversaries of the Grant Date (each, an “Exercisable Date”) (such that on the third anniversary of the Grant Date, the Option will be exercisable in full) but (except as specified below) only if the Participant has been continuously employed by the Company or one of its Affiliates to through such applicable Exercisable Date. The Option is exercisable in installments in accordance with the foregoing vesting schedule with the Exercise Price payable at the time of exercise. To the extent not exercised, exercisable installments will be cumulative and may be exercised in whole or in part until the Option terminates. The Option shall expire on [●] (the “Expiration Date”). The Option shall be immediately cancelled upon termination of employment, except as follows:

a.    Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of the Participant’s death, then the Option shall become immediately exercisable, and the Option shall expire on the Expiration Date.

b.    Employment Termination Due to Transfer of Business to Successor Employer. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then the Option shall become immediately exercisable, and the Option shall expire five years after termination of employment or on the Expiration Date, whichever date occurs first.

c.    Termination Following a Change in Control. If the Participant’s employment with the Company of any of its Affiliates terminates without Cause during the 12-month period following a Change in Control, the Option shall become immediately exercisable, and the Option shall expire on the Expiration Date. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

Exhibit 10.54

d.    Employment Termination Less Than One Year After Grant Date. If the Participant’s employment with the Company or any of its Affiliates terminates for any reason other than death or due to transfer to a successor employer before the first anniversary of the Grant Date, then the Option, whether or not exercisable on the date of termination, shall immediately expire upon such termination.

e.    Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, the Participant’s employment with the Company or any of its Affiliates terminates as a result of any of the reasons set forth below, or the Participant becomes eligible to retire, or meets the age and service requirements, each as specified in e(i) below, then the Exercisable Dates and Expiration Date shall be automatically adjusted as provided below (subject to any rules adopted by the Committee):

(i)    Termination/Eligibility for Retirement, or Termination for Total Disability. If (A) the Participant attains at least age 60 while still employed by the Company or an Affiliate and completes 5 or more years of continuous service with the Company and any of its Affiliates, or (B) the Participant’s employment with the Company or any of its Affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Participant is reasonably suited by means of education, training or experience, then any the Option shall become immediately exercisable in full and the Option shall remain exercisable until the Expiration Date.

(ii)    Voluntary Termination or Termination for Cause. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of voluntary termination or termination for Cause, then the Option, whether or not exercisable on the date of termination, shall immediately expire.

(iii)    Termination for Job Elimination or Plant Closing. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of a layoff, plant closing, redundancy, reduction in force, or job elimination (without regard to any period of protected service), then the Pro-Rata Portion (as defined below) of the Shares subject to the Option shall become immediately exercisable and the Option shall remain exercisable for 12 months following the date of termination. The Option, to the extent not exercisable, shall immediately expire. For purposes of this Award, the “Pro- Rata Portion” shall mean the total number of Shares subject to the Option multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of termination and the denominator of which is the total number of months between the Grant Date and the last Exercisable Date, less the number of Shares with respect to which the Option previously became exercisable.

(iv)    Termination Due to Other Reasons. If the Participant’s employment with the Company or any of its Affiliates terminates for any other reason, and the Participant and the Company have not entered into a written separation agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then then the Option, whether or not exercisable on the date of termination, shall immediately expire.

f.    Transfer to Affiliates. For the avoidance of doubt, transfer of employment among the Company and any of its Affiliates shall not constitute a termination of employment for purposes of this Award.

Exhibit 10.54

4.	Method of Exercise.

a.    Notice and Manner of Exercise. The Participant may exercise some or all of the Option, to the extent then exercisable, by giving the Company notice of the number of Shares with respect the Option is to be exercised either in writing or by such other means as shall be acceptable to the Company. At or before issuance by the Company of the Shares to the Participant pursuant to the Option exercise, the Participant shall, to the extent permitted by applicable statutes and regulations, make payment of the Exercise Price in any form of legal consideration that may be acceptable to the Company, including, without limitation, (i) in cash or by certified or bank check at the time the Option is exercised; (ii) by delivery of Shares having a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; (iii) through a “cashless exercise program” established with a broker; (iv) by reduction in the number of Shares otherwise deliverable upon exercise of the Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; or (v) by any combination of the foregoing methods.

b.    Withholding Tax. As a condition to exercise of the Option, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to the amount that becomes includable in the gross income of the Participant as a result of the exercise.

c.    Delivery. Upon the receipt of all required payments from the Participant, the Company thereupon shall, without additional expense to the Participant (other than any transfer or issue taxes if the Company so elects), deliver to the Participant by mail or otherwise at such place as the Participant may request a certificate or certificates for such Shares, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares.

5.Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate the Option without the consent of the Participant. Also, the Option shall be null and void to the extent the grant of Option or exercise thereof is prohibited under the laws of the country of residence of the Participant.

6.Recoupment. Notwithstanding any other provision of this Award to the contrary, the Option, any Shares received on exercise of the Option, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

7.Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

8.Data Privacy. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the awardees and the stock options granted

Exhibit 10.54

to awardees for all employees in the group consisting of the Company and its Affiliates (the “Company Group”) worldwide. The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of stock subject to any stock option award (“Employee Personal Data”). From time to time during the course of your employment in the Company Group, the Company may transfer certain of your Employee Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Employee Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. In accepting the award of the stock option set forth in the Agreement, you hereby expressly acknowledge that you understand that from time to time during the course of your employment in the Company Group the Company may transfer your Employee Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. Further, in accepting the award of the stock option set forth in the Agreement, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Employee Personal Data by the Company to Data Recipients for the Purposes from time to time during the course of your employment in the Company Group.

9.Nontransferability. Except as specified in this Stock Option Award Agreement, the Option and the Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and will be exercisable during your lifetime only by you.

10.Entire Agreement. This Award, the Plan, country specific addendums, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the Option and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized Officer of the Company and delivered to the Participant.

By your acceptance of the Option, you agree that the Option is granted under, governed by and subject to the terms of the Plan and this Stock Option Agreement.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. A Prospectus describing the Plan can be found on the Fidelity www.netbenefits.com website. You may obtain a copy of the Plan Prospectus by requesting it from the Company.